CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 33-54658) on Form S-8 of Associated Banc-Corp 401(k) & Employee Stock Ownership Plan of our report dated June 21, 2024, with respect to the statements of net assets available for benefits of Associated Banc-Corp 401(k) & Employee Stock Ownership Plan as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Associated Banc-Corp 401(k) & Employee Stock Ownership Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 21, 2024